Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Allison Kleinfelter
mpoole@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Fourth-Quarter and Full-Year 2022 Financial Results;
Provides 2023 Outlook

HERSHEY, Pa., February 2, 2023 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the fourth quarter and full-year ended December 31, 2022.

“In 2022, the Hershey Company delivered one of its strongest years in history despite record inflation, continued supply chain disruptions and macroeconomic uncertainty for many consumers,” said Michele Buck, The Hershey Company Chairman and Chief Executive Officer. “It took tremendous hard work, perseverance, and agility from every one of our employees and partners, and I couldn’t be prouder of what we have accomplished or more excited for what lies ahead. We expect to deliver another year of strong sales and earnings growth in 2023 as we invest in our amazing portfolio of brands, additional capacity and capabilities.”

Fourth-Quarter 2022 Financial Results Summary1
•Consolidated net sales of $2,652.3 million, an increase of 14.0%.
•Organic, constant currency net sales increased 10.7%.
•The impact of acquisitions on net sales was a 3.6-point benefit2 while foreign currency exchange was a 0.3-point headwind.
•Reported net income of $396.3 million, or $1.92 per share-diluted, an increase of 18.5%.
•Adjusted earnings per share-diluted of $2.02, an increase of 19.5%.
1 All comparisons for the fourth quarter of 2022 are with respect to the fourth quarter ended December 31, 2021.
2 Reflects the impact from the 2021 acquisitions of Pretzels Inc. (Pretzels) and Dot’s Pretzels, LLC (Dot’s).

2022 Full-Year Financial Results Summary3
•Consolidated net sales of $10,419.3 million, an increase of 16.1%.
•Organic, constant currency net sales increased 12.0%.
•The net impact of acquisitions on net sales was a 4.3-point benefit4 while foreign currency exchange was a 0.2-point headwind.
•Reported net income of $1,644.8 million, or $7.96 per share-diluted, an increase of 12.0%.
•Adjusted earnings per share-diluted of $8.52, an increase of 18.5%.
3 All comparisons for full-year 2022 are with respect to the full-year ended December 31, 2021.
4 Reflects the impact from the 2021 acquisitions of Pretzels, Dot’s and Lily’s Sweets, LLC (Lily’s).

2023 Full-Year Financial Outlook Summary
The company expects net sales growth of 6% to 8% driven primarily by net price realization as consumer demand remains steady behind higher advertising levels and increased capacity. Sales growth and gross margin expansion are expected to more than offset increased brand, capability and technology investments, as well as higher pension and interest expenses, to drive projected reported earnings per share growth of 11% to 15% and adjusted earnings per share growth of 9% to 11%.

2023 Full-Year Outlook	Total Company
Net sales growth	6% - 8%
Reported earnings per share growth	11% - 15%
Adjusted earnings per share growth	9% - 11%

The company also expects:
•A reported and adjusted effective tax rate in the range of 15% to 16%;
•Other expense, which primarily reflects the write-down of equity investments that qualify for a tax credit, of approximately $190 million to $210 million;
•Interest expense of approximately $145 million to $155 million, reflecting a higher interest rate environment; and
•Capital expenditures of approximately $800 million to $900 million, driven by core confection capacity expansion and continued investments in a digital infrastructure including the build and upgrade of a new ERP system across the enterprise.

Below is a reconciliation of projected 2023 and full-year 2022 and 2021 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2023 (Projected)	2022	2021
Reported EPS – Diluted	$8.87 - $9.12	$7.96	$7.11
Derivative Mark-to-Market Losses (Gains)	—	0.38	(0.12)
Business Realignment Activities	0.01	0.02	0.09
Acquisition and Integration-Related Activities	0.45 - 0.53	0.24	0.16
Noncontrolling Interest Share of Business Realignment Charges	—	—	0.03
Other Miscellaneous Losses (Benefits)	—	0.07	(0.07)
Tax Effect of All Adjustments Reflected Above	(0.12)	(0.15)	(0.01)
Adjusted EPS – Diluted	$9.29 - $9.46	$8.52	$7.19

2023 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Fourth Quarter 2022 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended December 31, 2022
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions	Percentage Change on Organic Constant Currency Basis	Organic Price	Organic Volume/Mix
North America Confectionery	9.7%	(0.5)%	10.2%	—%	10.2%	9.1%	1.1%

North America Salty Snacks	71.4%	—%	71.4%	52.7%	18.7%	9.7%	9.0%

International	11.1%	1.8%	9.3%	—%	9.3%	0.4%	8.9%

Total Company	14.0%	(0.3)%	14.3%	3.6%	10.7%	8.5%	2.2%

	Twelve Months Ended December 31, 2022
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis	Organic Price	Organic Volume/Mix
North America Confectionery	11.1%	(0.2)%	11.3%	0.4%	10.9%	8.1%	2.8%

North America Salty Snacks	85.3%	—%	85.3%	64.0%	21.3%	12.0%	9.3%

International	16.3%	0.3%	16.0%	—%	16.0%	4.1%	11.9%

Total Company	16.1%	(0.2)%	16.3%	4.3%	12.0%	8.0%	4.0%

The company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Fourth-Quarter 2022 Results
Consolidated net sales increased 14.0% to $2,652.3 million in the fourth quarter of 2022, including a 3.6-point benefit from the acquisition of Dot’s and Pretzels. Organic, constant currency net sales increased 10.7%, driven primarily by net price realization of 8.5 points. Consumer demand continued to grow across segments driving an additional 2.2 points of volume gains.

Reported gross margin decreased 30 basis points to 43.2% in the fourth quarter of 2022. This decrease was driven by broad-based cost of goods inflation, including commodity mark-to-market losses, higher manufacturing costs and labor investments, and unfavorable portfolio mix, which was partially offset by higher organic net sales growth. Adjusted gross margin increased 20 basis points to 43.7% in the fourth quarter of 2022. Net price realization and volume gains drove gross margin expansion, which was partially offset by raw material and packaging inflation, higher labor costs, increased manufacturing costs related to higher-than-anticipated demand, and unfavorable portfolio mix.

Selling, marketing and administrative expenses increased 11.5% in the fourth quarter of 2022 versus the prior-year period, primarily driven by higher corporate expenses. Advertising and related consumer marketing expenses increased by 3.3% in the fourth quarter of 2022 versus the same period last year. Higher levels of advertising were driven by Reese’s and Jolly Rancher brands in response to incremental capacity, which was partially offset by cost efficiencies related to new media partners. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 15.4% versus the fourth quarter of 2021. This increase was driven by incremental capability and technology investments, increased non-income tax reserves, and favorable benefit accrual in the prior-year period.

Fourth-quarter 2022 reported operating profit of $526.6 million increased 14.7%, resulting in an operating profit margin of 19.9%, an increase of 20 basis points versus the prior-year period. Adjusted operating profit of $555.3 million increased 16.7% versus the fourth quarter of 2021, resulting in adjusted operating profit margin of 20.9%, an increase of 40 basis points. Profit increases in both reported and adjusted operating profit were driven by price realization gains, higher volume, and operating cost leverage. In addition, reported operating profit was partially offset by derivative mark-to-market losses and higher integration costs related to recent acquisitions.

The reported effective tax rate in the fourth quarter of 2022 was (9.1)% compared to 0.9% in the fourth quarter of 2021, a decrease of 1,000 basis points. The adjusted effective tax rate in the fourth quarter of 2022 was (6.5)% compared to 2.2% in the fourth quarter of 2021, a decrease of 870 basis points. Both the reported and adjusted effective tax rate decreases were driven by higher renewable energy tax credits versus the prior-year period.

The company’s fourth-quarter 2022 results, as prepared in accordance with GAAP, included items positively impacting comparability of $28.7 million, or $0.10 per share-diluted. For the fourth quarter of 2021, items positively impacting comparability totaled $20.8 million, or $0.07 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Derivative Mark-to-Market Losses (Gains)	$14.7	$(0.2)	$0.07	$—
Business Realignment Activities	2.0	2.8	0.01	—
Acquisition and Integration-Related Activities	12.0	22.4	0.06	0.10
Noncontrolling Interest Share of Business Realignment Charges	—	4.2	—	0.02
Other Miscellaneous Benefits	—	(8.4)	—	(0.04)
Tax Effect of All Adjustments Reflected Above	—	—	(0.04)	(0.01)
	$28.7	$20.8	$0.10	$0.07

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Twelve Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Derivative Mark-to-Market Losses (Gains)	$78.2	$(24.4)	$0.38	$(0.12)
Business Realignment Activities	4.4	16.6	0.02	0.09
Acquisition and Integration-Related Activities	48.5	33.1	0.24	0.16
Noncontrolling Interest Share of Business Realignment Charges	—	5.3	—	0.03
Other Miscellaneous Losses (Benefits)	13.6	(15.1)	0.07	(0.07)
Tax Effect of All Adjustments Reflected Above	—	—	(0.15)	(0.01)
	$144.6	$15.5	$0.56	$0.08

The following are comments about segment performance for the fourth quarter of 2022 versus the prior-year period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $2,174.8 million in the fourth quarter of 2022, an increase of 9.7% versus the same period last year. Organic, constant currency net sales increased 10.2% primarily driven by net price realization, along with modest volume gains from strong consumer demand.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the twelve-week period ended January 1, 2023 in the multi-outlet combined plus convenience store channels (MULO+C) increased 10.7%. Unit pricing was the primary driver of retail sales growth, while consumer demand remained resilient with volumes declining modestly. Growth was strong across segments, with chocolate retail sales growth of 10.6%, sweets retail sales growth of 12.8%, and refreshment retail sales growth of 10.8%. Strong consumer engagement for the Halloween and Holiday seasons also contributed to this growth. CMG share declined by 54 basis points due to category mix headwinds and capacity constraints on seasonal products.

North America Confectionery segment income was $703.5 million in the fourth quarter of 2022, reflecting an increase of 12.9% versus the prior-year period. This resulted in segment margin of 32.3%, an increase of 90 basis points. Net price realization, volume gains and media cost efficiencies more than offset broad-based inflation, increased manufacturing and labor costs, and higher levels of brand and capability investments to drive segment income and margin expansion in the fourth quarter.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $272.0 million in the fourth quarter of 2022, an increase of 71.4% versus the same period last year. Sales from the acquisitions of Dot’s and Pretzels were a 52.7-point benefit. Organic, constant currency net sales growth was 18.7% with nearly equal contribution from volume gains and net price realization.

Hershey’s U.S. salty snack retail takeaway in MULO+C increased 19.2% in the 12-week period ended January 1, 2023, resulting in a salty snack share gain of 10 basis points in the period. SkinnyPop products retail sales increased 19.7%, gaining 130 basis points of ready-to-eat popcorn share in the fourth quarter. Consumer demand and unit velocities for the SkinnyPop brand grew through incremental consumer occasions, while unit pricing also contributed to retail growth. Pirate’s Booty products declined 3.0% due to lower promotional levels as the company seeks to reduce supply chain complexity and improve profitability. Dot’s Homestyle Pretzels brand reported strong retail sales growth of 32.3% as the brand continued to gain distribution and acquire new buyers in the fourth quarter. This growth significantly outpaced the category, driving 130 basis points of pretzel share gain.

The North America Salty Snacks segment income was $56.7 million in the fourth quarter of 2022, reflecting an increase of 187.5% versus the prior-year period. This resulted in a segment margin of 20.8%, an increase of 840 basis points versus the prior-year period. Profit and margin expansion were driven by volume, price realization and acquisitions, along with lower levels of advertising versus the prior-year period, which more than offset inflation, unfavorable mix, and acquisition-related costs.

International
Fourth-quarter 2022 net sales for Hershey’s International segment increased 11.1% versus the same period last year to $205.6 million. Organic, constant currency net sales increased 9.3% driven by strong consumer demand across geographies, along with modest net price realization.

The International segment reported a $0.1 million loss in the fourth quarter of 2022, reflecting a 63.2% increase versus the prior year period, resulting in segment margin of (0.1)%, an increase of 10 basis points. Volume gains and net price realization more than offset broad-based inflation and incremental capability and technology investments, to drive the profit increase and margin expansion in the fourth quarter.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the fourth quarter of 2022 was $204.7 million, an increase of $37.9 million, or 22.7% versus the same period of 2021. This increase was driven by higher technology costs related to building a digital infrastructure, including the company’s ERP system and related amortization, incremental capability investments, increased non-income tax reserve, and a favorable benefit accrual in the prior-year period.

Live Webcast
At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its fourth-quarter and full-year 2022 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company’s website.

Note: In this release, for the fourth-quarter of and full-year 2022, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition and integration-related activities and other miscellaneous losses and benefits. The company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
In thousands except per share data	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Reported gross profit	$1,144,806	$1,012,867	$4,498,785	$4,048,598
Derivative mark-to-market losses (gains)	15,258	(239)	78,782	(24,376)
Business realignment activities	—	(30)	3	5,220
Acquisition and integration-related activities	—	—	4,041	2,678
Non-GAAP gross profit	$1,160,064	$1,012,598	$4,581,611	$4,032,120

Reported operating profit	$526,646	$459,172	$2,260,787	$2,043,722
Derivative mark-to-market losses (gains)	14,658	(239)	78,182	(24,376)
Business realignment activities	2,044	2,806	4,417	16,599
Acquisition and integration-related activities	12,001	22,444	48,482	33,142
Other miscellaneous losses (benefits)	—	(8,469)	13,568	(15,209)
Non-GAAP operating profit	$555,349	$475,714	$2,405,436	$2,053,878

Reported provision (benefit) for income taxes	$(33,174)	$3,150	$272,254	$314,405
Derivative mark-to-market losses (gains)*	4,521	(1,018)	13,508	(9,176)
Business realignment activities*	567	650	1,119	3,138
Acquisition and integration-related activities*	2,804	5,136	11,525	7,683
Other miscellaneous losses (benefits)*	—	—	3,256	(1,474)
Non-GAAP provision (benefit) for income taxes	$(25,282)	$7,918	$301,662	$314,576

Reported net income	$396,296	$335,556	$1,644,817	$1,477,512
Derivative mark-to-market losses (gains)	10,137	779	64,674	(15,200)
Business realignment activities	1,477	2,156	3,298	13,461
Acquisition and integration-related activities	9,197	17,308	36,957	25,459
Noncontrolling interest share of business realignment and impairment charges	—	4,235	—	5,313
Other miscellaneous losses (benefits)	—	(8,469)	10,312	(13,735)
Non-GAAP net income	$417,107	$351,565	$1,760,058	$1,492,810

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Reported EPS - Diluted	$1.92	$1.62	$7.96	$7.11
Derivative mark-to-market losses (gains)	0.07	—	0.38	(0.12)
Business realignment activities	0.01	—	0.02	0.09
Acquisition and integration-related activities	0.06	0.10	0.24	0.16
Noncontrolling interest share of business realignment and impairment charges	—	0.02	—	0.03
Other miscellaneous losses (benefits)	—	(0.04)	0.07	(0.07)
Tax effect of all adjustments reflected above**	(0.04)	(0.01)	(0.15)	(0.01)
Non-GAAP EPS - Diluted	$2.02	$1.69	$8.52	$7.19

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
As reported gross margin	43.2%	43.5%	43.2%	45.1%
Non-GAAP gross margin (1)	43.7%	43.5%	44.0%	44.9%

As reported operating profit margin	19.9%	19.7%	21.7%	22.8%
Non-GAAP operating profit margin (2)	20.9%	20.5%	23.1%	22.9%

As reported effective tax rate	(9.1)%	0.9%	14.2%	17.5%
Non-GAAP effective tax rate (3)	(6.5)%	2.2%	14.6%	17.4%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market Losses (Gains): The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the three- and 12-month periods of 2022 and 2021, business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs.

Acquisition and Integration-Related Activities: During the three- and 12-month periods of 2022, we incurred costs related to the integration of the 2021 acquisitions of Lily’s, Dot’s and Pretzels. During the three- and 12-month periods of 2021, we incurred costs to effectuate the acquisitions of Lily’s, Dot’s and Pretzels, as well as costs related to the integration of Lily’s.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded related to the divestiture of Lotte Shanghai Foods Co., Ltd. (“LSFC”), a joint venture in which we previously owned a 50% controlling interest. Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.
Other Miscellaneous Losses (Benefits): In 2022, we recorded a loss on the sale of non-operating assets located in Pennsylvania. In 2021, we recorded a gain on the divestiture of LSFC, as well as a gain on a receivable previously deemed uncollectible.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, and other events beyond our control such as the impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 and from time to time in our other filings with the U.S. Securities and Exchange Commission. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended December 31, 2022 and December 31, 2021
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Twelve Months Ended
			December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net sales			$2,652,338	$2,326,128	$10,419,294	$8,971,337
Cost of sales			1,507,532	1,313,261	5,920,509	4,922,739
Gross profit			1,144,806	1,012,867	4,498,785	4,048,598

Selling, marketing and administrative expense			616,445	552,918	2,236,009	2,001,351
Business realignment costs			1,715	777	1,989	3,525

Operating profit			526,646	459,172	2,260,787	2,043,722
Interest expense, net			35,587	29,762	137,557	127,417
Other (income) expense, net			127,937	86,469	206,159	119,081

Income before income taxes			363,122	342,941	1,917,071	1,797,224
(Benefit) provision for income taxes			(33,174)	3,150	272,254	314,405

Net income including noncontrolling interest			396,296	339,791	1,644,817	1,482,819

Less: Net gain (loss) attributable to noncontrolling interest			—	4,235	—	5,307
Net income attributable to The Hershey Company			$396,296	$335,556	$1,644,817	$1,477,512

Net income per share	- Basic	- Common	$1.98	$1.67	$8.22	$7.34
	- Diluted	- Common	$1.92	$1.62	$7.96	$7.11
	- Basic	- Class B	$1.80	$1.52	$7.47	$6.68

Shares outstanding	- Basic	- Common	147,173	145,687	146,713	146,120
	- Diluted	- Common	206,291	207,447	206,575	207,758
	- Basic	- Class B	58,114	60,614	58,822	60,614

Key margins:
Gross margin			43.2%	43.5%	43.2%	45.1%
Operating profit margin			19.9%	19.7%	21.7%	22.8%
Net margin			14.9%	14.4%	15.8%	16.5%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended December 31, 2022 and December 31, 2021
(unaudited) (in thousands except percentages)

	Three Months Ended			Twelve Months Ended
	December 31, 2022	December 31, 2021	% Change	December 31, 2022	December 31, 2021	% Change
Net sales:
North America Confectionery	$2,174,785	$1,982,385	9.7%	$8,536,480	$7,682,416	11.1%
North America Salty Snacks	271,962	158,695	71.4%	1,029,405	555,424	85.3%
International	205,591	185,048	11.1%	853,409	733,497	16.3%
Total	$2,652,338	$2,326,128	14.0%	$10,419,294	$8,971,337	16.1%

Segment income (loss):
North America Confectionery	$703,502	$623,181	12.9%	$2,811,066	$2,475,873	13.5%
North America Salty Snacks	56,685	19,719	187.5%	159,935	100,777	58.7%
International	(131)	(356)	(63.2)%	107,927	74,170	45.5%
Total segment income	760,056	642,544	18.3%	3,078,928	2,650,820	16.2%
Unallocated corporate expense (1)	204,707	166,830	22.7%	673,492	596,942	12.8%
Mark-to-market adjustment for commodity derivatives (2)	14,658	(239)	NM	78,182	(24,376)	NM
Costs associated with business realignment initiatives	2,044	2,806	(27.2)%	4,417	16,599	(73.4)%
Acquisition and integration-related activities	12,001	22,444	(46.5)%	48,482	33,142	46.3%
Other miscellaneous benefits	—	(8,469)	(100.0)%	13,568	(15,209)	(189.2)%
Operating profit	526,646	459,172	14.7%	2,260,787	2,043,722	10.6%
Interest expense, net	35,587	29,762	19.6%	137,557	127,417	8.0%
Other (income) expense, net	127,937	86,469	48.0%	206,159	119,081	73.1%
Income before income taxes	$363,122	$342,941	5.9%	$1,917,071	$1,797,224	6.7%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Segment income (loss) as a percent of net sales:
North America Confectionery	32.3%	31.4%	32.9%	32.2%
North America Salty Snacks	20.8%	12.4%	15.5%	18.1%
International	(0.1)%	(0.2)%	12.6%	10.1%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2022 and December 31, 2021
(in thousands of dollars)

Assets	December 31, 2022	December 31, 2021
	(unaudited)
Cash and cash equivalents	$463,889	$329,266
Accounts receivable - trade, net	711,203	671,464
Inventories	1,173,119	988,511
Prepaid expenses and other	272,195	256,965

Total current assets	2,620,406	2,246,206

Property, plant and equipment, net	2,769,702	2,586,187
Goodwill	2,606,956	2,633,174
Other intangibles	1,966,269	2,037,588
Other non-current assets	944,989	868,203
Deferred income taxes	40,498	40,873

Total assets	$10,948,820	$10,412,231

Liabilities and Stockholders' Equity

Accounts payable	$970,558	$692,338
Accrued liabilities	832,518	855,638
Accrued income taxes	6,710	3,070
Short-term debt	693,790	939,423
Current portion of long-term debt	753,578	2,844

Total current liabilities	3,257,154	2,493,313

Long-term debt	3,343,977	4,086,627
Other long-term liabilities	719,742	787,058
Deferred income taxes	328,403	288,004

Total liabilities	7,649,276	7,655,002

Total stockholders’ equity	3,299,544	2,757,229

Total liabilities and stockholders’ equity	$10,948,820	$10,412,231